EXHIBIT 99.2

PRESS RELEASE
FOR IMMEDIATE RELEASE

Collegiate Pacific Announces Second Quarter Operating Results Meet Expectations

      Dallas, TX, February 9, 2004 — Collegiate Pacific Inc. (Amex — BOO), the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional markets, today reported it’s operating results for its three and six month periods ended December 31, 2003.

      Michael Blumenfeld, CEO, in discussing the company’s operating results stated “While our three and six month operating results each fiscal year are historically the seasonal low points of our operations, both the second fiscal quarter ended December 31, 2003 and six months ended December 31, 2003 were almost exactly on track to meet our previously announced operating results for fiscal 2004, which ends on June 30, 2004. Highlights of the periods were:

For the Second Fiscal Quarter Ended December 31, 2003
* Current financial ratio increases to 10:1
*Net Sales rise 21% to $4.24 million
* Seasonal net loss reduced by 12%
* Diluted EPS seasonal loss reduced 25% to ($.04) vs. ($.05)

      “Our second fiscal quarter each fiscal year is generally used as a staging platform for our historically stronger January-June selling periods and is heavily influenced by national holidays, school closings and weather conditions. With sequential quarterly net sales set to grow by over 100% this fiscal year over our fiscal year ended June 30, 2003, we experienced a disproportionate increase in operating expenses during our second fiscal quarter this year in anticipation of the acceleration of net sales. This increase is part of the normal “table-setting” process.”

For the Six Months Ended December 31, 2003
*Net Sales increased 23% to $10.2 million
* Operating profits increased 85%
* Pretax profits increased 183%
* Net income increased 37%

      “We believe the operating results for the six months ended December 31 each fiscal year offer a more representative view of the company’s net sales and net income for seasonal comparisons. For the six months ended December 31, 2003, virtually every measurable financial component — net sales, gross margins, operating expense ratios and operating and net income levels improved. Our customer mix continues to be one of our strongest assets and responses to our increased product offerings has been rewarding.”

      “Our balance sheet remains strong with over $5 million in cash on hand and no outstanding bank debt. Our current ratio is a very solid 10:1. We continue to receive new capital from the exercise of our outstanding warrants. As of February 6, 2004, Collegiate Pacific had approximately 2.3 million publicly traded warrants outstanding that, if fully converted, would produce $11.5 million in new equity capital for the company. We maintain an active list of acquisition candidates and intend to put new capital to work for the benefit of our shareholders as quickly and efficiently as possible.”

      “We continue down the path of both internal and external expansion. We completed the acquisition of Tomark Sports in January 2004 and today announced execution of the definitive agreement to acquire Kessler Team Sports. We believe the combination of these businesses with Collegiate Pacific’s core businesses will produce a much stronger and more profitable enterprise.”

As previously announced, Collegiate Pacific will host a conference call this afternoon at 3:30 p.m., cst, to discuss today’s announcements. To access and participate in the conference call, please call 1.800.901. 5259 five minutes prior to the start of the call and enter participant passcode #36572562.

Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional and team dealer markets. The Company offers more than 4,500 products to 65,000 existing customers.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management’s Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company’s website, www.cpacsports.com, under the heading “Investors”) may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company’s markets, including as a result of terrorist attacks, competition from others, how much the Company may receive from the exercise of outstanding stock options and warrants, if anything, whether or not the Company consummates its transaction with Kesslers Team Sports and the ability to obtain and retain key executives and employees. We disclaim any obligation to update these forward-looking statements.

For additional Information contact Mike Blumenfeld at 972 243 8100

COLLEGIATE PACIFIC INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2003	2003

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,468,982	$365,713
Accounts receivable, net of allowance for doubtful accounts of $77,923 and $121,139 at December 31, 2003 and June 30, 2003, respectively	1,784,163	2,702,551
Inventories	4,368,635	3,691,615
Prepaid expenses and other assets	908,332	218,030
Current portion of deferred income taxes	102,171	102,171

Total current assets	12,632,283	7,080,080
Property, plant and equipment, net of accumulated depreciation of $726,364 and $629,205 at December 31, 2003 and June 30, 2003, respectively	476,033	541,055
Other assets:
License agreements, net of accumulated amortization of $132,427 and $118,915 at December 31, 2003 and June 30, 2003, respectively	103,002	116,514
Goodwill	544,375	544,375
Deferred income taxes	304,646	304,646
Other assets, net	227,633	238,654

	$14,287,972	$8,825,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$899,912	$1,642,732
Accrued expenses	203,876	205,505
Dividends payable	147,226	107,704
Income taxes payable	20,427	54,789

Total current liabilities	1,271,441	2,010,730
Revolving line of credit	—	800,000

Total liabilities	1,271,441	2,810,730
Stockholders’ equity:
Common stock, $.01 par value; authorized 50,000,000 shares; issued 5,889,046 and 4,308,169 shares at
December 31, 2003 and June 30, 2003, respectively	58,890	43,082
Additional paid-in capital	13,611,758	6,387,090
Retained earnings	3,333	201,065
Treasury shares at cost: 86,026 and 80,326 at December 31, 2003 and June 30, 2003, respectively	(657,450)	(616,643)

Total stockholders’ equity	13,016,531	6,014,594

	$14,287,972	$8,825,324

COLLEGIATE PACIFIC INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net sales	$4,238,444	$3,508,767	$10,212,036	$8,274,958
Cost of sales	2,718,844	2,217,659	6,444,195	5,227,673

Gross margin	1,519,600	1,291,108	3,767,841	3,047,285
Selling, general and administrative expenses	1,824,741	1,505,791	3,618,187	2,966,429

Operating profit (loss)	(305,141)	(214,683)	149,654	80,856
Other income (expense)
Interest expense	(13,143)	(19,288)	(23,861)	(35,843)
Other income	9,992	2,910	10,269	3,096

Income before provision for taxes	(308,292)	(231,061)	136,062	48,109
Income tax (benefit) expense	(105,068)	—	69,994	—

Net income (loss)	$(203,224)	$(231,061)	$66,068	$48,109

Net income (loss) per share — basic	$(0.04)	$(0.05)	$0.01	$0.01

Net income (loss) per share — diluted	$(0.04)	$(0.05)	$0.01	$0.01

Weighted average shares outstanding:
Basic	5,616,399	4,224,186	4,953,501	4,227,696

Diluted	5,616,399	4,224,186	6,385,389	4,927,029